                                                                    EXHIBIT 99.1

[LOGO] Cephalon





March 29, 2002


Securities and Exchange Commission
Washington, DC  20549

     Re:   Letter responsive to Temporary Note 3T to Article 3 of Regulation S-X
           ---------------------------------------------------------------------

Dear Sir or Madam:

In compliance with Temporary Note 3T to Article 3 of Regulation S-X, I am writing to inform you that Arthur Andersen LLP ("Andersen") has represented to Cephalon, Inc. ("Cephalon"), that Andersen's audit of the consolidated balance sheets of Cephalon and its subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, cash flows and stockholders' equity for each of the three fiscal years in the period ended December 31, 2001, was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audit, availability of national office consultation and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.


Sincerely,

/s/ J. Kevin Buchi

J. Kevin Buchi
Senior Vice President and Chief Financial Officer